NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 27, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 15, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The business combination between Delwinds Insurance Acquisition Corp. and FOXO Technologies Inc. became effective on September 15, 2022. The Units will automatically separate into the component securities, and, as a result, will no longer trade as a separate security. Each outstanding unit of Delwinds was exchanged for one FOXO common share and one FOXO warrant, exercisable into shares of FOXO Class A common stock, respectively. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on September 16, 2022.